Exhibit 99.2

Lincoln National Corporation
Lincoln Re Investor/Analyst Call Script
(Final)

[Priscilla Brown – introduction, FD, safe harbor and alerting participants to slides on web. Cautionary Statement: Please note that pursuant to the Private Securities Litigation Reform Act of 1995, statements made in the course of this investor discussion which state the company’s or management’s intentions, hopes, beliefs, expectations, or predictions for the future are forward-looking statements. It is important to note that a company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ from those projected include but and are not limited to; weak equity markets, poor fund performance, changes in buyer behavior toward products, lower than expected sales, changing economic or market conditions that may effect the use of proceeds, government and/or regulatory issues, and miscalculation of assumptions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company’s SEC filings. This includes, but is not limited to, the company’s annual report on Form 10K for the year ended December 31, 2000 (in particular, the cautionary language at the beginning of the Management Discussion and Analysis Section), subsequent 10-Qs and 8-Ks and various SEC registration statements for the company’s securities. Copies of these filings may be obtained by contacting the company or the Securities and Exchange Commission.]

Jon Boscia

Introduction

•	Good morning and thank you for joining us on such short notice. I trust you’ve all seen the press release we jointly issued with Swiss Re announcing a definitive agreement we have reached with them for the sale of our Lincoln Re business.

•	Today, I’m here with Rich Vaughan, Lincoln’s CFO, and we’d like to spend a few minutes providing some context surrounding this move and discussing the details related to the transaction. Then we’ll be happy to take your questions.

Background

•	At the highest level, the divestiture of Lincoln Re is simply the next logical step in Lincoln’s strategic evolution from a multi-line insurer to a sharply defined financial services company.

•	There is no question that from a personal level this was a difficult decision. Larry Rowland is a superb leader and Lincoln Re is an outstanding group of individuals that represents the very best of the Lincoln breed – professionals committed to being the leading organization in a defined market.

•	However, as you are well aware, over the past decade Lincoln has carefully executed a series of transforming transactions – both acquisitions and divestitures – that has taken it along a clearly marked path to becoming a leading provider of wealth accumulation and protection products and services.

•	So this transaction, in many respects, should not come as a real surprise.

•	And it’s certainly not surprising that Swiss Re was keenly interested in a group of such talented individuals. With a clear emphasis on the life & health reinsurance market – and a demonstrated commitment to extending the breadth and depth of its offerings – Swiss Re is an ideal acquirer of this asset.

•	So at a very high level we believe, without question, that what we’ve announced today is a transaction that makes significant sense for both organizations, their shareholders and their employees.

Strategic Rationale (Lincoln/Swiss Re/Lincoln Re)

•	But more specifically, why are we selling Lincoln Re and why now? For Lincoln, the strategic rationale can be summed up in essentially a few key points.

•	This transaction greatly sharpens the focus of the organization on the affluent market. As we’ve stated, we think this is a highly attractive market with significant growth potential and I think we’ve proven that we can deliver outstanding results in this space. A narrowing of the portfolio simply allows Lincoln to allocate management attention more fully on its highly synergistic annuities, life insurance and investment management businesses.

•	This move also frankly removes the source of some historic earnings volatility and caps future exposure. We’ve been very overt about our objective of providing predictable results to investors. With a stronger alignment of Lincoln’s franchises and accompanying greater emphasis on businesses that produce more consistent earnings, we believe this transaction will further improve Lincoln’s ability to manage volatility, deliver predictable results to shareholders and enhance shareholder value over the long-term.

•	And, as we explored the potential sale of Lincoln Re, it also became clear that, from a valuation standpoint, now was an opportune time to exit the business. Today, more than ever, quality and innovation count in reinsurance. While Rich will elaborate on the economics of the transaction, we feel comfortable that the valuation of the business reflects Lincoln Re’s stature as one of the premier organizations in the industry.

•	This transaction will provide Lincoln significant funds for redeployment in its core businesses and for opportunistic share repurchases. In a few moments I’ll talk further about use of proceeds, but I can assure you that the reallocation of these funds is predicated on accelerating growth in our core businesses and managing the minor dilution resulting from the sale.

•	And lastly, we’ve removed any distractions from the LFG market positioning. It is very clear. Following the completion of the transaction, Lincoln becomes a lean, nimble pure-play – the premier asset accumulation and protection company focused on the affluent market.

•	But, as I stated at the outset, this transaction also makes a lot of sense for both Swiss Re and Lincoln Re as well.

•	Why is Swiss Re the ideal acquirer? As you’ll hear Swiss Re articulate, Lincoln Re significantly enhances their position as the premier global life/health reinsurance company and adds a tremendous boost to their capabilities in the important North American market. They are extremely enthusiastic about the talent that resides in Lincoln Re and the broad range of innovative products, research tools and relationships that they can leverage across their existing platform.

•	For Lincoln Re, it provides access to the capital, ratings and other global resources required to significantly grow their business. It also provides Lincoln Re access to a larger, international network of potential customers – Swiss Re’s customers base is highly complementary and I know Larry is eager to have at them.

•	And in parallel, joining forces with Swiss Re provides Lincoln Re employees the opportunity to be a part of an organization focused primarily on the life/heath market with competitive products and services in all aspects of the business.

LFG:   10-Year Earnings Analysis

•	Before I turn it over to Rich to walk you through the terms of the transaction in more detail, let me come back to the point I made earlier about delivering consistent and predictable results.

•	A look at the financial results we achieved over the past decade really crystallizes our strategy.

•	First, look at the actual reported earnings of LFG. Even a quick glance at those years shows an almost systemic volatility.

•	But if you peel back the onion slightly – and look at the results of the businesses we have chosen to exit alongside the results of current focused businesses – it becomes fairly obvious why we’ve been so committed to reshaping the organization. The fact is, the businesses we’ve moved out of combine to form a highly choppy line. That’s compared to a smooth upwardly trending string for our current, core businesses. Today’s announcement just continues that process.

•	So with that quick overview, let me now turn it over to Rich. I’ll then come back with a few additional points on our intended use of proceeds and the direction of Lincoln going forward. Rich.

Terms of Transaction

Rich Vaughan

•	Thanks Jon and good morning everyone.

•	Turning now to the terms, as Jon mentioned, we have reached a definitive agreement with Swiss Re under which Swiss Re will acquire our Lincoln Re business. The transaction structure involves both a series of reinsurance transactions combined with the sale of certain stock companies that comprise part of Lincoln Re.

•	When this transaction closes we will receive proceeds and release of existing capital supporting the reinsurance business totaling $2.5 billion.

•	Given one of the key benefits of exiting the business was limiting future earnings volatility, capping continuing exposure to the exited lines was an important component of the structure. We believe the outcome of our discussions with Swiss Re were very positive. Our future exposure is limited to the exited London market and Unicover lines – collectively capped at $100 million pre-tax or $65 million after-tax. We have no continuing risk on disability income, HMO excess and property and casualty reinsurance lines.

•	We expect to close the transaction sometime in the fourth quarter, subject to gaining approval from several insurance departments including Indiana and Bermuda, as well as receiving Hart-Scott-Rodino clearance. All of which we do not see as significant hurdles.

Transaction Valuation

•	Given that overview of the terms, let’s take a closer look at the valuation and the transaction’s pro form impact on Lincoln.

•	As mentioned, we expect gross proceeds of $2.5 billion – or net proceeds after taxes and expenses of approximately $1.9 billion. So running some quick math to provide some additional context, the valuation works out to approximately 20.8 times the business’ last twelve month earnings (excluding the $25.5 million in Q1 earnings related to a change in premium receivable estimates), and about 16.6 times 2001 street earnings estimates for the reinsurance segment.

•	It’s also roughly 2.3 times book value for the business.

•	These multiples are in-line with prior transactions involving high-quality reinsurance businesses and, simply stated, we are comfortable that we’ve received an attractive valuation for this business.

Pro Forma Financial Impact on Lincoln

•	Looking at it another way – in terms of the pro forma financial impact on Lincoln – the current I/B/E/S median estimate for Lincoln’s 2002 earnings per share is $4.10. Carving out the current street estimates for Lincoln Re earnings for the same period – $0.79 – puts us at $3.31. Assuming we simply left the proceeds in short-term investments earning around 3.5% after-tax, we’d add back $0.36 per share in earnings. Subtract out overhead expenses currently allocated to Lincoln Re of $0.04 per share which we’d still absorb, add $0.38 per share of deferred gain, and assume all other things the same in our other core businesses – and we get $4.01 of pro forma 2002 earnings for Lincoln post-transaction.

•	Which translates into earnings dilution of roughly 2.2% – again, just keeping the proceeds invested short term. And while Jon will talk about our intended uses of the proceeds, based on those numbers we’d need only an estimated $360 million share repurchase program to break-even and we’d have a very low implied after-tax reinvestment rate for break-even dilution/accretion of about 4.8%.

•	As you can see, we have a tremendous amount of flexibility to ensure that any dilution from this transaction is eliminated.

Pro Forma Financial Impact on Lincoln (second slide)

•	For example, if we assume the same 2002 earnings estimates we discussed above, and if we can achieve an after-tax reinvestment rate of 6%, the transaction becomes 2.4% accretive to 2002 EPS. At an 8% after-tax level, it’s 6.1% accretive. And at a 10% rate, it’s 10.0% accretive.

Pro Forma Impact of Gain on Sale

•	The accounting for the gain on sale is driven by the transaction structure. The transaction is primarily comprised of an indemnity reinsurance treaty. Such transactions are covered by FAS 113, which requires the gain on sale to be deferred and amortized into income as the profits on the reinsured business were expected to emerge.

•	The deferred gain is expected to be about $1.2 billion pre-tax, or about $800 million after-tax. We currently estimate that the year-one amortization will contribute $73 million to after-tax earnings.

•	In addition, we will have the capital to invest or use for share repurchases. The easy way to think about the additional capital is as follows.

•	First, we have about $1.1 billion of GAAP equity currently supporting the business. Second, we have the gain on the sale of $800 million after-tax. That totals about $1.9 million. This is the amount that can be invested to produce earnings.

•	However, there is one aspect in considering capital available. The covariance benefits in the Risk-Based-Capital formula that we had with the mortality risks in reinsurance will go away. That will require us to carry approximately $400 million of additional capital in our other businesses using the Lincoln Life legal entity.

•	So netting it all out, that means that the capital available for deployment after the transaction closes will be about $1.5 billion. (pause)

•	I hope that provides some helpful financial context surrounding the transaction, and with that, I’ll turn it back over to Jon again to conclude with some additional points on our expected use of the proceeds and the future direction of Lincoln. Jon.

Use of Proceeds:   Share Repurchase

•	Thanks Rich.

•	Clearly with this type of transaction, both replacing the earnings stream and judicious reallocation of the proceeds are two extremely important execution issues.

•	Lincoln will manage dilution from the Lincoln Re sale primarily through the combination of an aggressive, yet disciplined, acquisition program, and through opportunistic share repurchases as needed.

•	In terms of share repurchase, the Lincoln board has increased its existing share repurchase authorization by $500 million, which provides significant flexibility in managing the EPS impact of the transaction. We have the ability to purchase these in the open market, in private transactions, dutch auctions and/or through block trades. This includes common, preferred, debt and hybrid securities.

•	We’ve been aggressive buyers of our stock when appropriate – over the past 5 years, Lincoln has repurchased $1.2 billion of its own stock – and we will continue to do so in an opportunistic manner.

Use of Proceeds:   Strategic Acquisitions

•	In parallel with share repurchase, with a required proceeds reinvestment rate of approximately 4.8% after-tax to be accretive, Lincoln will be aggressively moving on acquisition opportunities to replace Lincoln Re’s earnings contribution and further strengthen its core franchises. As a rule, we are constantly evaluating acquisition opportunities, and we already have a broad range of compelling options identified that we’ve been watching closely.

•	A couple of points surrounding this acquisition program, however. First, over the past several years, I think we’proven that Lincoln is a highly effective acquirer with significant expertise in successfully integrating strategic acquisitions.

•	Second, this program has very clearly defined parameters and objectives.

•	We’ll look for opportunities to leverage the life companies expense management and integration skills we honed in the CIGNA Life and Aetna Life acquisitions. We’ll also look to expand our distribution reach to further spur our sales momentum towards a top 5 position in both annuities and life.

•	We’ll be interested in opportunities that expand our suite of products and services for high net-worth clients.

•	And, at the highest level, any acquisition we’ll pursue must be accretive to earnings and be consistent with the corporate ROE targets.

•	We’re intrigued by the opportunities we see out there and we’ll be using the next four to five months prior to close to aggressively explore these options so we can move quickly to effectively utilize these proceeds.

Lincoln Going Forward (evolution)

•	Looking forward, we’re excited with the potential this organization holds. As you’ve heard us talk about, we’ve come a long way from the multi-line insurance company of old where execution of strategy was difficult – where we simply had too many moving pieces and too many volatile businesses soaking up resources and capital.

•	A side-by-side comparison of our business mix – comparing 1990 when we had at least seven distinct businesses and a number of iterations inside many of those to the near future where we are concentrating on three interwoven areas – really tells the story.

•	With this transaction, we believe we’ve really hit that threshold where we are now truly a lean, focused pure-play with all the key components for future growth.

Lincoln Going Forward (current platform)

•	And those components are what we’ve been saying all along – scale, brand and a high performance culture.

•	Scale in both manufacturing and distribution. We now have market-leading manufacturing capabilities with extensive product breadth, as well as a powerful distribution franchise comprised of our Lincoln Financial Distributors and Lincoln Financial Advisors organizations and a highly effective partnership program.

•	At the same time, we’ve created a distinguished brand – a brand that intermediaries are proud to present to their clients and one that creates value for our shareholders. We’ve invested significant resources with clearly defined objectives – and in so doing, have yielded excellent results. Today, we have more than a billion impressions in the marketplace and increasingly meaningful name recognition among our target audiences.

•	And we’re shaping a leadership team that performs exceedingly well, that values accountability, and has a mindset that won’t settle for mediocrity. We’ve linked compensation to financial performance goals and implemented a top-grading program to ensure that Lincoln has engaged “A” players throughout the company. And far from scaring people off we’re attracting the best and the brightest.

Lincoln Going Forward (summary)

•	But we’re clearly not done. We have a lot of work to do to maintain this momentum through the balance of this year and into 2002.

•	Over the next two quarters we’re going to be sharply focused on smoothly effecting the Lincoln Re transition while successfully leveraging the considerable financial flexibility we have to eliminate any dilution.

•	That means careful but diligent redeployment of the proceeds without losing sight of the key drivers that have gotten us to this point.

•	And keeping the pressure up on improving the net flows picture – and you heard Lorry talk about the good things going on in that area on the second quarter earnings call.

•	And maintaining momentum in building what will be the leading team in the industry.

•	Bottom–line, we’re pleased with where we are, but it only counts if we deliver consistent results to our shareholders and continue to hit the ball out of the park on execution.

•	Thanks again for joining us to discuss what we believe is a compelling strategic move for Lincoln and we’d be happy to take your questions.

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